Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2022 RESULTS AND UPDATES FISCAL YEAR 2022 GUIDANCE
•Solid third quarter results demonstrated continued execution against the Company's operating initiatives, pricing programs, and disciplined growth strategy.
•The Company raised its revenue, net income, Adjusted EBITDA, and net cash provided by operating activities guidance ranges for the fiscal year ending December 31, 2022 ("fiscal year 2022").
RUTLAND, VERMONT (October 27, 2022) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and nine month periods ended September 30, 2022.
Highlights for the Three Months and Year-to-Date Period Ended September 30, 2022:
•Revenues were $295.3 million for the quarter, up $53.3 million, or up 22.0%, from the same period in 2021.
•Overall solid waste pricing for the quarter was up 6.6%, driven by collection pricing, up 7.2%, and disposal pricing, up 6.0%, from the same period in 2021.
•Net income was $22.7 million for the quarter, up $6.8 million, or up 42.9%, from the same period in 2021.
•Adjusted EBITDA, a non-GAAP measure, was $75.0 million for the quarter, up $13.8 million, or up 22.5%, from the same period in 2021.
•Net cash provided by operating activities was $152.4 million for the year-to-date period, up $18.3 million, or up 13.7%, from the same period in 2021.
•Adjusted Free Cash Flow, a non-GAAP measure, was $81.7 million for the year-to-date period, up $3.4 million, or up 4.3%, from the same period in 2021.
•Acquired 13 businesses year-to-date with approximately $48 million of annualized revenues.
"We posted another strong quarter as our operating and pricing initiatives worked well to offset inflation and drive Adjusted EBITDA growth of 22.5% year-over-year in the quarter," said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. "As expected, we expanded Adjusted EBITDA margins in the third quarter despite significant declines in commodity prices, acquisition headwinds, and the negative impact from the accrual of a special bonus we will pay in December to our hourly employees in recognition of their excellent work."
"Our team is doing a great job navigating a complex economic environment, while offsetting historically high inflation through operating initiatives and nimble pricing programs," Casella said. "We continue to invest in key operating initiatives that are improving our service efficiency, reducing costs, and improving our team's safety. Further, a 6.6% increase in solid waste price demonstrates the flexibility we have in our programs to offset inflation."
"Our fuel cost recovery program is working well and fully mitigated the impact of higher fuel costs in the third quarter," Casella said. "With the changes we made late in the second quarter, we now anticipate that our fuel cost recovery program will recoup the impact of higher fuel costs this year."
“On top of the strong organic growth in our core business, acquisitions remain a key part of our overall strategy. Year-to-date, we have closed on 13 acquisitions with annualized revenues of approximately $48 million. Our pipeline remains robust, and we are actively working to close several additional acquisitions in the next several quarters," Casella said.
For the quarter, revenues were $295.3 million, up $53.3 million, or up 22.0%, from the same period in 2021, with revenue growth mainly driven by: the roll-over impact from acquisitions along with newly closed acquisitions; positive collection and disposal pricing; higher solid waste fuel cost recovery fees; and higher pricing, recycling processing fees and volume within our Resource Solutions operating segment; partially offset by lower recycling commodity prices.
Net income was $22.7 million for the quarter, or $0.44 per diluted common share, up $6.8 million, or up 42.9%, as compared to net income of $15.9 million, or $0.31 per diluted common share, for the same period in 2021. Adjusted Net Income, a non-GAAP measure, was $23.1 million for the quarter, or $0.45 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, up $5.6 million, or up 31.9%, as compared to Adjusted Net Income of $17.5 million, or $0.34 Adjusted Diluted Earnings Per Common Share, for the same period in 2021.

Operating income was $36.3 million for the quarter, up $8.9 million, or up 32.5%, from the same period in 2021. Adjusted EBITDA was $75.0 million for the quarter, up $13.8 million, or up 22.5%, from the same period in 2021.
For the year-to-date period, revenues were $813.0 million, up $165.6 million, or up 25.6%, from the same period in 2021. Net income was $44.7 million, or $0.86 per diluted common share, for the year-to-date period, as compared to net income of $32.0 million, or $0.62 per diluted common share, for the same period in 2021. Adjusted Net Income was $47.4 million, or $0.92 Adjusted Diluted Earnings Per Common Share, for the year-to-date period, as compared to Adjusted Net Income of $35.3 million, or $0.68 Adjusted Diluted Earnings Per Common Share, for the same period in 2021.
Operating income was $78.2 million for the year-to-date period, up $16.8 million from the same period in 2021. Adjusted EBITDA was $189.0 million for the year-to-date period, up $36.9 million from the same period in 2021.
Please refer to "Non-GAAP Performance Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other Non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $152.4 million for the year-to-date period, as compared to $134.1 million for the same period in 2021. Adjusted Free Cash Flow was $81.7 million for the year-to-date period, as compared to $78.3 million for the same period in 2021.
Please refer to "Non-GAAP Liquidity Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2022 Outlook
“Given our strong operating execution year-to-date, the expected positive contribution of acquisitions completed this year and greater visibility through year-end, we are updating certain fiscal year 2022 guidance ranges for the third time this year,” Casella said. “These guidance ranges assume that the economy does not significantly change through the remainder of the year, inflation remains at current historically high levels, and recycling commodity prices decline another 20% sequentially. We expect our pricing, fuel cost recovery fees, and operating efficiency programs will allow us to outpace higher costs and drive margin expansion in the fourth quarter which sets us up well for 2023.”
The Company raised guidance for fiscal year 2022 by estimating results in the following ranges:
•Revenues between $1.065 billion and $1.080 billion (raised from a range of $1.035 billion to $1.050 billion);
•Net income between $53 million and $56 million (raised from a range of $50 million to $54 million);
•Adjusted EBITDA between $245 million and $248 million (raised from a range of $238 million to $242 million); and
•Net cash provided by operating activities between $210 million and $214 million (raised from a range of $208 million to $212 million).
The Company reaffirmed certain guidance for fiscal year 2022 by estimating results in the following ranges:
•Adjusted Free Cash Flow between $106 million and $110 million.
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2022 are described in the Reconciliation of Fiscal Year 2022 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2022 do not contemplate any unanticipated or non-recurring impacts.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Friday, October 28, 2022 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.

About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Jason Mead, Senior Vice President of Finance and Treasurer at (802) 772-2293; media contact Joseph Fusco, Vice President at (802) 772-2247; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2022, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is challenging to predict the duration and scope of the novel coronavirus pandemic and its negative effect on the economy, our operations and financial results; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the capping and closure of the Subtitle D landfill located in Southbridge, Massachusetts ("Southbridge Landfill") could result in material unexpected costs; recent changes in solid waste laws of the State of Maine may result in lower revenues or higher operating costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; the Company may not be able to successfully integrate acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company's most recently filed Form 10-K, Form 10-Q and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Jason Mead
Senior Vice President of Finance & Treasurer
(802) 772-2293
Media:
Joseph Fusco
Vice President
(802) 772-2247
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$295,268	$241,969	$812,962	$647,375
Operating expenses:
Cost of operations	190,285	153,892	538,779	419,583
General and administration	34,348	30,993	97,702	87,336
Depreciation and amortization	32,527	27,491	93,106	74,510
Expense from acquisition activities	816	1,904	3,878	3,950
Environmental remediation charge	759	—	759	—
Southbridge Landfill closure charge	245	302	563	653
	258,980	214,582	734,787	586,032
Operating income	36,288	27,387	78,175	61,343
Other expense (income):
Interest expense, net	5,999	5,103	16,818	15,737
Other income	(1,523)	(178)	(1,978)	(825)
Other expense, net	4,476	4,925	14,840	14,912
Income before income taxes	31,812	22,462	63,335	46,431
Provision for income taxes	9,140	6,601	18,677	14,476
Net income	$22,672	$15,861	$44,658	$31,955
Basic weighted average common shares outstanding	51,677	51,389	51,604	51,312
Basic earnings per common share	$0.44	$0.31	$0.87	$0.62
Diluted weighted average common shares outstanding	51,806	51,586	51,749	51,506
Diluted earnings per common share	$0.44	$0.31	$0.86	$0.62

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,934	$33,809
Accounts receivable, net of allowance for credit losses	108,010	86,979
Other current assets	35,539	25,691
Total current assets	191,483	146,479
Property, plant and equipment, net of accumulated depreciation and amortization	685,348	644,604
Operating lease right-of-use assets	93,066	93,799
Goodwill	272,442	232,860
Intangible assets, net of accumulated amortization	94,792	93,723
Other non-current assets	62,216	72,115
Total assets	$1,399,347	$1,283,580
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$8,337	$9,901
Current operating lease liabilities	6,898	7,307
Accounts payable	71,074	63,086
Other accrued liabilities	76,523	71,899
Total current liabilities	162,832	152,193
Debt, less current portion	578,462	542,503
Operating lease liabilities, less current portion	58,528	56,375
Other long-term liabilities	112,966	110,052
Total stockholders' equity	486,559	422,457
Total liabilities and stockholders' equity	$1,399,347	$1,283,580

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$44,658	$31,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,106	74,510
Interest accretion on landfill and environmental remediation liabilities	6,018	5,915
Amortization of debt issuance costs	1,414	1,716
Stock-based compensation	5,589	8,712
Operating lease right-of-use assets expense	10,405	9,981
Gain on sale of property and equipment	(580)	—
Non-cash expense from acquisition activities	298	532
Deferred income taxes	13,819	12,974
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(22,296)	(12,206)
Net cash provided by operating activities	152,431	134,089
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(73,963)	(153,112)
Additions to property, plant and equipment	(87,667)	(81,577)
Proceeds from sale of property and equipment	571	593
Net cash used in investing activities	(161,059)	(234,096)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	82,200	500
Principal payments on debt	(57,407)	(8,517)
Payments of debt issuance costs	(1,232)	—
Payments of contingent consideration	(1,000)	—
Proceeds from the exercise of share based awards	192	163
Net cash provided by (used in) financing activities	22,753	(7,854)
Net increase (decrease) in cash and cash equivalents	14,125	(107,861)
Cash and cash equivalents, beginning of period	33,809	154,342
Cash and cash equivalents, end of period	$47,934	$46,481
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$14,750	$14,378
Cash income tax payments	$2,875	$597
Right-of-use assets obtained in exchange for financing lease obligations	$9,420	$18,153
Right-of-use assets obtained in exchange for operating lease obligations	$7,672	$3,566

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$22,672	$15,861	$44,658	$31,955
Net income as a percentage of revenues	7.7%	6.6%	5.5%	4.9%
Provision for income taxes	9,140	6,601	18,677	14,476
Other income	(1,523)	(178)	(1,978)	(825)
Interest expense, net	5,999	5,103	16,818	15,737
Expense from acquisition activities (ii)	816	1,904	3,878	3,950
Southbridge Landfill closure charge (iii)	245	302	563	653
Environmental remediation charge (iv)	759	—	759	—
Depreciation and amortization	32,527	27,491	93,106	74,510
Depletion of landfill operating lease obligations	2,376	2,199	6,523	5,781
Interest accretion on landfill and environmental remediation liabilities	2,002	1,953	6,018	5,915
Adjusted EBITDA	$75,013	$61,236	$189,022	$152,152
Adjusted EBITDA as a percentage of revenues	25.4%	25.3%	23.3%	23.5%
Depreciation and amortization	(32,527)	(27,491)	(93,106)	(74,510)
Depletion of landfill operating lease obligations	(2,376)	(2,199)	(6,523)	(5,781)
Interest accretion on landfill and environmental remediation liabilities	(2,002)	(1,953)	(6,018)	(5,915)
Adjusted Operating Income	$38,108	$29,593	$83,375	$65,946
Adjusted Operating Income as a percentage of revenues	12.9%	12.2%	10.3%	10.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$22,672	$15,861	$44,658	$31,955
Gain on sale of cost method investment (i)	(1,340)	—	(1,340)	—
Expense from acquisition activities (ii)	816	1,904	3,878	3,950
Southbridge Landfill closure charge (iii)	245	302	563	653
Environmental remediation charge (iv)	759	—	759	—
Tax effect (v)	(73)	(568)	(1,071)	(1,296)
Adjusted Net Income	$23,079	$17,499	$47,447	$35,262

Diluted weighted average common shares outstanding	51,806	51,586	51,749	51,506

Diluted earnings per common share	$0.44	$0.31	$0.86	$0.62
Gain on sale of cost method investment (i)	(0.03)	—	(0.03)	—
Expense from acquisition activities (ii)	0.03	0.03	0.08	0.08
Southbridge Landfill closure charge (iii)	—	0.01	0.01	0.01
Environmental remediation charge (iv)	0.01	—	0.01	—
Tax effect (v)	—	(0.01)	(0.01)	(0.03)
Adjusted Diluted Earnings Per Common Share	$0.45	$0.34	$0.92	$0.68
(i)Gain on sale of cost method investment associated with the sale of the Company's minority ownership interest in a subsidiary of Vanguard Renewables.
(ii)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period associated with due diligence and the acquisition and integration of acquired businesses or select development projects as part of the Company’s strategic growth initiative.
(iii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iv)Environment remediation charge associated with the investigation of potential remediation at an inactive waste disposal site that adjoins one of the landfills we operate.
(v)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$60,180	$55,076	$152,431	$134,089
Capital expenditures	(32,799)	(25,508)	(87,667)	(81,577)
Proceeds from sale of property and equipment	64	190	571	593
Southbridge Landfill closure and Potsdam environmental remediation (i)	1,318	1,929	3,272	4,463
Cash outlays from acquisition activities (ii)	1,163	2,394	3,579	3,418
Post acquisition and development project capital expenditures (iii)	5,511	2,805	9,499	7,083
Waste USA Landfill phase VI capital expenditures (iv)	—	3,802	—	10,241
Adjusted Free Cash Flow	$35,437	$40,688	$81,685	$78,310
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)Waste USA Landfill phase VI capital expenditures related to the Company's landfill in Coventry, Vermont ("Waste USA Landfill") phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.
Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2022 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA (i) from estimated Net income for fiscal year 2022:

(Estimated) Fiscal Year Ending December 31, 2022
Net income	$53,000 - $56,000
Provision for income taxes	23,000
Other income	(2,000)
Interest expense, net	23,000
Environmental remediation charge	800
Expense from acquisition activities	4,000
Southbridge Landfill closure charge	1,000
Depreciation and amortization	126,000
Depletion of landfill operating lease obligations	8,200
Interest accretion on landfill and environmental remediation liabilities	8,000
Adjusted EBITDA	$245,000 - $248,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow (i) from estimated Net cash provided by operating activities for fiscal year 2022:

(Estimated) Fiscal Year Ending December 31, 2022
Net cash provided by operating activities	$210,000 - $214,000
Capital expenditures	(132,000)
Proceeds from sale of property and equipment	500
Southbridge Landfill closure and Potsdam environmental remediation	5,000
Cash outlays from acquisition activities	4,000
Post acquisition and development project capital expenditures	18,500
Adjusted Free Cash Flow	$106,000 - $110,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three and nine months ended September 30, 2022 and 2021 are as follows:

	Three Months Ended September 30,
	2022	% of Total Revenues	2021	% of Total Revenues
Collection	$144,117	48.8%	$118,872	49.1%
Disposal	66,147	22.4%	55,593	23.0%
Power generation	1,643	0.6%	1,253	0.5%
Processing	3,133	1.0%	2,959	1.2%
Solid waste operations	215,040	72.8%	178,677	73.8%
Processing	32,159	10.9%	27,418	11.4%
Non-processing	48,069	16.3%	35,874	14.8%
Resource Solutions operations	80,228	27.2%	63,292	26.2%
Total revenues	$295,268	100.0%	$241,969	100.0%

	Nine Months Ended September 30,
	2022	% of Total Revenues	2021	% of Total Revenues
Collection	$400,910	49.3%	$323,667	50.0%
Disposal	169,503	20.9%	142,618	22.0%
Power generation	6,050	0.7%	3,657	0.6%
Processing	7,883	1.0%	6,754	1.0%
Solid waste operations	584,346	71.9%	476,696	73.6%
Processing	93,421	11.5%	65,721	10.2%
Non-processing	135,195	16.6%	104,958	16.2%
Resource Solutions operations	228,616	28.1%	170,679	26.4%
Total revenues	$812,962	100.0%	$647,375	100.0%

Components of revenue growth for the three months ended September 30, 2022 compared to the three months ended September 30, 2021 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$8,516	7.2%	4.8%	3.5%
Disposal	3,343	6.0%	1.8%	1.4%
Solid waste price	11,859		6.6%	4.9%
Collection	61		—%	—%
Disposal	3,551		2.0%	1.5%
Processing	8		—%	—%
Solid waste volume	3,620		2.0%	1.5%
Surcharges and other fees	11,499		6.6%	4.7%
Commodity price and volume	371		0.2%	0.2%
Acquisitions	9,016		5.0%	3.7%
Closed operations	(2)		—%	—%
Total solid waste operations	36,363		20.4%	15.0%
Resource Solutions operations:
Price	(577)		(0.9)%	(0.2)%
Volume	4,870		7.7%	1.9%
Surcharges and other fees	1,115		1.8%	0.5%
Acquisitions	11,528		18.2%	4.8%
Total Resource Solutions operations	16,936		26.8%	7.0%
Total Company	$53,299			22.0%

Solid waste internalization rates by region for the three and nine months ended September 30, 2022 and 2021 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Eastern region	41.6%	47.6%	40.1%	50.1%
Western region	60.7%	63.8%	58.9%	61.8%
Solid waste internalization	51.1%	56.4%	49.5%	56.3%

Components of capital expenditures (i) for the three and nine months ended September 30, 2022 and 2021 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Growth capital expenditures:
Post acquisition and development project	$5,511	$2,805	$9,499	$7,083
Waste USA Landfill phase VI	—	3,802	—	10,241
Other	1,015	2,630	3,501	9,024
Growth capital expenditures	6,526	9,237	13,000	26,348
Replacement capital expenditures:
Landfill development	11,664	7,525	24,526	16,290
Vehicles, machinery, equipment and containers	11,851	5,369	41,375	31,112
Facilities	1,414	1,684	5,639	3,353
Other	1,344	1,693	3,127	4,474
Replacement capital expenditures	26,273	16,271	74,667	55,229
Capital expenditures	$32,799	$25,508	$87,667	$81,577

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) Waste USA Landfill phase VI construction and development for long-term infrastructure, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, and replacement costs for equipment due to age or obsolescence.